Exhibit 21
                         Subsidiaries of the Registrant

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                                   Exhibit 21

                           Subsidiaries of Registrant

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                                                    Percentage      Jurisdiction or
Subsidiary (1)                                           Owned     State of Incorporation

Klamath First Federal Savings
  and Loan Association                                   100%      United States

Klamath First Capital Trust I                            100%      Delaware

Klamath First Capital Trust II                           100%      Delaware

Klamath First Financial Services, Inc. (2)               100%      Oregon

Pacific Cascades Financial, Inc. (2)                     100%      Oregon

(1) The operations of the Company's subsidiaries are included in the Company's consolidated financial statements.

(2)  Wholly-owned   subsidiary  of  Klamath  First  Federal   Savings  and  Loan
     Association

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